EXHIBIT 23.22

CONSENT OF MARIE-CHRISTINE GOSSELIN

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Marie-Christine Gosselin
By: Marie-Christine Gosselin, P. Geo.

Dated: August 6, 2026